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EXHIBIT 10.2

CONFORMED COPY

FEI COMPANY NONQUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE 1—INTRODUCTION

    1.1 Purpose of Plan

    The Employer has adopted the Plan set forth herein to provide a means by which certain employees may elect to defer receipt of designated percentages or amounts of their Compensation and to provide a means for certain other deferrals of Compensation.

    1.2 Status of Plan

    The Plan is intended to be "a plan that is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

ARTICLE 2—DEFINITIONS

    Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

    2.1 Account means, for each Participant, the account established for his or her benefit under Section 5.1.

    2.2 Change of Control means that one of the following events has taken place: (a) The shareholders of FEI Company ("FEI") approve one of the following ("Approved Transactions"): (i) Any merger or statutory plan of exchange involving FEI ("Merger") in which FEI is not the continuing or surviving corporation or pursuant to which common stock of FEI ("Common Stock") would be converted into cash, securities or other property, other than a Merger involving FEI in which the holders of Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation after the Merger; or (ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of FEI or the adoption of any plan or proposal for the liquidation or dissolution; (b) A tender or exchange offer, other than one made by FEI, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities representing at least 20 percent of the voting power of outstanding securities of FEI; (c) FEI receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person (other than Philips Business Electronics BV or any of its affiliates) of securities representing 20 percent or more of the voting power of outstanding securities of FEI, except that if such receipt shall occur during a tender offer or exchange offer described in (b) above, a Change of Control shall not take place until the conclusion of such offer; or (d) During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

    2.3 Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

    2.4 Compensation means the cash compensation payable to the individual by the Employer or an Affiliate, including any commissions or bonuses. For purposes of the Plan, Compensation will be determined before giving effect to Elective Deferrals and other salary reduction amounts that are not included in the Participant's gross income under Code section 125, 401(k), 402(h), or 403(b).

    2.5 Effective Date means March 5, 2001, the date as of which the Plan first becomes effective.

    2.6 Election Form means the participation election form as approved and prescribed by the Plan Administrator.

    2.7 Elective Deferral means the portion of Compensation that is deferred by a Participant under Section 4.l.

    2.8 Eligible Employee means, on the Effective Date or on the first date of any subsequent Plan Year, each employee of the Employer eligible for the Employer's Management Bonus Program at a level of 30 percent or more and each other employee selected by the Compensation Committee of the Board of Directors.

    2.9 Employer means FEI Company, any successor to all or a major portion of the Employer's assets or business that assumes the obligations of the Employer, and each other entity that is affiliated with the Employer, which adopts the Plan with the consent of the Employer, provided that FEI Company shall have the sole power to amend this Plan and shall be the Plan Administrator if no other person or entity is so serving at any time.

    2.10 Employer Contribution means a discretionary additional contribution made by the Employer as described in Section 4.2.

    2.11 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

    2.12 Insolvent means either (i) the Employer is unable to pay its debts as they become due, or (ii) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

    2.13 Participant means any individual who participates in the Plan in accordance with Article 3.

    2.14 Plan means the FEI Company Nonqualified Deferred Compensation Plan and all amendments thereto.

    2.15 Plan Administrator means the person, persons or entity designated by the Employer to administer the Plan and to serve as the agent for "Company" with respect to the Trust as contemplated by the agreement establishing the Trust. If no such person or entity is so serving at any time, the Employer shall be the Plan Administrator.

    2.16 Plan Year means the calendar year.

    2.17 Retirement Age means attainment of age 55.

    2.18 Total and Permanent Disability means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Plan Administrator.

    2.19 Trust means the trust established by the Employer that identifies the Plan as a plan with respect to which assets are to be held by the Trustee.

    2.20 Trustee means the trustee or trustees under the Trust.

ARTICLE 3—PARTICIPATION

    3.1 Commencement of Participation

    Any individual who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the date such deferrals commence in accordance with Section 4.1. Any individual who is not already a Participant and whose Account is credited with an Employer Contribution shall become a Participant as of the date such amount is credited.

    3.2 Continued Participation

    A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

ARTICLE 4—ELECTIVE DEFERRALS; EMPLOYER CONTRIBUTIONS

    4.1 Elective Deferrals

    An individual who is an Eligible Employee on the Effective Date may, by completing an Election Form and filing it with the Plan Administrator on or before the Effective Date, elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, which are payable to the Participant after the Effective Date. Participants may elect to reduce their Compensation and to have Elective Deferrals credited to their Accounts by making an election under the Plan, but no Participant may defer more than 50% of his or her bonus Compensation and 10% of his or her base salary Compensation for a Plan Year. Any individual who becomes an Eligible Employee after the Effective Date may, by completing an Election Form and filing it with the Plan Administrator within 30 days following the date on which the Plan Administrator gives such individual written notice that the individual is an Eligible Employee, elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, which are payable to the Participant after the date on which the individual files the Election Form. Any Eligible Employee who has not otherwise initially elected to defer Compensation in accordance with this paragraph 4.1 may elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, commencing with Compensation paid in the next succeeding Plan Year, by completing an Election Form prior to the first day of such succeeding Plan Year. A Participant's Compensation shall be reduced in accordance with the Participant's election hereunder and amounts deferred hereunder shall be paid by the Employer to the Trust as soon as administratively feasible and credited to the Participant's Account as of the date the amounts are received by the Trustee.

    An election to defer a percentage or dollar amount of Compensation for any Plan Year shall apply for subsequent Plan Years unless changed or revoked. A Participant may change or revoke his or her deferral election as of the first day of any Plan Year by giving written notice to the Plan Administrator before such first day (or any such earlier date as the Plan Administrator may prescribe).

    4.2 Employer Contributions

    In addition to other contributions provided for under the Plan, the Employer may, in its sole discretion, select one or more Eligible Employees to receive an Employer Contribution to his or her

Account on such terms as the Employer shall specify at the time it makes the contribution. The terms specified by the Employer shall supersede any other provision of this Plan as regards Employer Contributions and earnings with respect thereto, provided that if the Employer does not specify a method of distribution, the Employer Contribution shall be distributed in a manner consistent with the election last made by the particular Participant prior to the year in which the Employer Contribution is made. The Employer, in its discretion, may permit the Participant to designate a distribution schedule for a particular Employer Contribution provided that such designation is made prior to the time that the Employer finally determines that the Participant will receive the Employer Contribution.

ARTICLE 5—ACCOUNTS

    5.1 Accounts

    The Plan Administrator shall establish an Account for each Participant reflecting Elective Deferrals and Employer Contributions made for the Participant's benefit together with any adjustments for income, gain or loss and any payments from the Account. The Participant's Account shall be adjusted by the rate of return on one or a combination of investment funds selected by the Participant from a list established by the Plan Administrator. The Plan Administrator shall adopt rules for the allocation among investment funds, which may include but shall not be limited to the frequency of changes in allocation, minimum required notice of changes, and required increments of allocation. The Plan Administrator may cause the Trustee to maintain and invest separate asset accounts corresponding to each Participant's Account. The Plan Administrator shall establish sub-accounts for each Participant that has more than one election in effect under Section 7.1 and such other subaccounts as are necessary for the proper administration of the Plan. As of the last business day of each calendar quarter, the Plan Administrator shall provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals, and distributions of such Account since the prior statement.

    5.2 Investments

    The assets of the Trust shall be invested in such investments as the Trustee shall determine. The Trustee shall invest each Participant's Account balance as a separate account. The Trustee may (but is not required to) consider the Participant's investment preferences when investing the assets attributable to a Participant's Account.

ARTICLE 6—VESTING

    6.1 General

    A Participant shall be immediately vested in, i.e., shall have a nonforfeitable right to, all Elective Deferrals, and all income and gain attributable thereto, credited to his or her Account. A Participant shall become vested in the portion of his or her Account attributable to Employer Contributions and income and gain attributable thereto, subject to earlier vesting in accordance with Sections 6.2, 6.3, and 6.4, as follows. One-third of each Employer Contribution shall be vested upon payment to the Trustee. An additional one-third of the Employer Contribution, and income and gain attributable thereto, shall be vested on the first anniversary of the date of payment to the Trustee. The final one-third of the Employer Contribution, and income and gain attributable thereto, shall be vested on the second anniversary of the date of payment to the Trustee.

    6.2 Change of Control

    A Participant shall become fully vested in his or her Account immediately prior to a Change of Control of the Employer.

    6.3 Death or Disability

    A Participant shall become fully vested in his or her Account immediately prior to termination of the Participant's employment by reason of the Participant's death or Total and Permanent Disability. Whether a Participant's termination of employment is by reason of the Participant's Total and Permanent Disability shall be determined by the Plan Administrator in its sole discretion.

    6.4 1nsolvency

    A Participant shall become fully vested in his or her Account immediately prior to the Employer becoming Insolvent, in which case the Participant will have the same rights as a general creditor of the Employer with respect to his or her Account balance.

ARTICLE 7—PAYMENTS

    7.1 Election as to Time and Form of Payment

    A Participant shall elect (on the Election Form used to elect to defer Compensation under Section 4.1) the date at which the Elective Deferrals and vested Employer Contributions (including any earnings attributable thereto) will commence to be paid to the Participant. Such date shall apply if it arrives before the Participant's termination of employment. The Participant shall also elect thereon for payments to be paid in either:

    a.  a single lump-sum payment; or

    b.  a series of substantially equal annual installments over a period of 3, 5, 10, or 15 years, as elected by the Participant.

    Such election shall apply to all of the Participant's Account, including amounts deferred and contributed in the past, until changed by the Participant. Any change shall take effect on the one-year anniversary of the date the change election is received from the Participant by the Plan Administrator. The most recent prior election shall continue to apply until the subsequent election takes effect. If the date elected by the Participant for payment of a lump sum or for commencement of installments, or a retirement or earlier termination of employment, occurs before the one-year anniversary of the Plan Administrator's receipt of a change of election, the entire Account shall be paid in accordance with the most recent prior election and not in accordance with the changed election. Except as provided in Sections 7.2, 7.3, 7.4, 7.5, or 7.8, payment of a Participant's Account shall be made in accordance with the Participant's elections under this Section 7.1.

    7.2 Change of Control

    As soon as possible following a Change of Control of the Employer, each Participant shall be paid his or her entire Account balance (including any amount vested pursuant to Section 6.3) in a single lump sum, unless a majority of the members of the Board of Directors of FEI Company just prior to the Change of Control approve continuation of the Plan. If such approval is given, all Accounts shall be fully vested as a result of the Change of Control but the Plan otherwise shall continue as though the Change of Control had not occurred.

    7.3 Termination of Employment

    Upon termination of a Participant's employment for any reason other than death and prior to the attainment of Retirement Age, the vested portion of the Participant's Account (including any portion vested pursuant to Section 6.4 as a consequence of the Participant's Total and Permanent Disability) shall be paid to the Participant in a single lump sum as soon as practicable following the date of such termination, but in no event after six months following the termination date; provided, however, that the Plan Administrator, in its sole discretion, may pay out a Participant's Account balance in annual installments if the Participant's employment terminates by reason of the Participant's Total and Permanent Disability.

    7.4 Death

    If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant's designated beneficiary or beneficiaries in a single lump sum. Any designation of beneficiary and form of payment to such beneficiary shall be made by the Participant on an Election Form filed with the Plan Administrator and may be changed by the Participant at any time by filing another Election Form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant's surviving spouse, or, if none, to his or her issue per stirpes, in a single lump sum. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant's estate.

    7.5 Unforeseen Emergency

    If a Participant suffers an unforeseen emergency, as defined herein, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of the vested portion of his or her Account that the Plan Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require. For purposes of this paragraph, "unforeseen emergency" means an immediate and heavy financial need resulting from any of the following:

  a.
  expenses that are not covered by insurance and which the Participant or his or her spouse or dependant has incurred as a result of, or is required to incur in order to receive, medical care;

  b.
  the need to prevent eviction of a Participant from his or her principal residence or foreclosure on the mortgage of the Participant's principal residence: or

  c.
  any other circumstance that is determined by the Plan Administrator in its sole discretion to constitute an unforeseen emergency that is not covered by insurance and which cannot reasonably be relieved by the liquidation of the Participant's assets.

    7.6 Forfeiture of Nonvested Amounts

    To the extent that any amounts credited to a Participant's Account are not vested at the time such Participant's employment with Employer terminates, such amounts shall be forfeited and shall be used to satisfy the Employer's obligation to make contributions to the Trust under the Plan.

    7.7 Taxes

    All federal, state or local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld.

    7.8 Accelerated Distribution

    Notwithstanding any other provision of the Plan, a Participant at any time shall be entitled to receive, upon written request to the Plan Administrator, a lump sum distribution equal to 90 percent of the vested Account balance as of the date of distribution. The remaining Account balance shall be forfeited. The lump sum distribution shall be paid within 60 days following the Plan Administrator's receipt of the Participant's request.

ARTICLE 8—PLAN ADMINISTRATOR

    8.1 Plan Administration and Interpretation

    The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant. or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Employer or the Trustee. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

    8.2 Powers, Duties, Procedures, Etc.

    The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.

    8.3 Information

    To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

    8.4 Indemnification of Plan Administrator

    The Employer agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan. if such act or omission is in good faith.

ARTICLE 9—AMENDMENT AND TERMINATION

    9.1 Amendments

    The Employer shall have the right to amend the Plan from time to time, subject to Section 9.3, by an instrument in writing that has been executed on the Employer's behalf by its duly authorized officer.

    9.2 Termination of Plan

    This Plan is strictly a voluntary undertaking on the part of the Employer and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Employer reserves the right to terminate the Plan at any time, subject to Section 9.3, by an instrument in writing that has been executed on the Employer's behalf by its duly authorized officer. Upon termination, the Employer may (a) elect to continue to maintain the Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (b) direct the Trustee to pay promptly to Participants (or their beneficiaries) the vested balance of their Accounts. For purposes of the preceding sentence, in the event the Employer chooses to implement clause (b), the Account balances of all Participants who are in the employ of the Employer at the time the Trustee is directed to pay such balances shall become fully vested and nonforfeitable. After Participants and their beneficiaries are paid all Plan benefits to which they are entitled, all remaining assets of the Trust attributable to Participants who terminated employment with the Employer prior to termination of the Plan and who were not fully vested in their Accounts under Article 6 at that time shall be returned to the Employer.

    9.3 Existing Rights

    No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination.

ARTICLE 10—MISCELLANEOUS

    10.1 No Funding

    The Plan constitutes a mere promise by the Employer to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Employer. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Employer or of any other person. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

    10.2 Non-assignability

    None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive, contingently or otherwise, under the Plan.

    10.3 Limitation of Participants' Rights

    Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or interfere in any way with the right of the Employer to terminate the employment of a Participant in the Plan at any time, with or without cause.

    10.4 Participants Bound

    Any action with respect to the Plan taken by the Plan Administrator or the Employer or the Trustee or any action authorized by or taken at the direction of the Plan Administrator, the Employer or the Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

    10.5 Receipt and Release

    Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Plan Administrator and the Trustee under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Employer or the Trustee to follow the application of such funds.

    10.6 Governing Law

    The Plan shall be construed, administered, and governed in all respects under and by the laws of the state in which the Employer maintains its primary place of business. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

    10.7 Headings and Subheadings

    Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

    Adopted:  February 5, 2001

FEI COMPANY
By:	/s/ JIM D. HIGGS
Name: Jim D. Higgs
Title: Senior Vice-President, Human Resources
Executed: February 22, 2001

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ARTICLE 1—INTRODUCTION
ARTICLE 2—DEFINITIONS
ARTICLE 3—PARTICIPATION
ARTICLE 4—ELECTIVE DEFERRALS; EMPLOYER CONTRIBUTIONS
ARTICLE 5—ACCOUNTS
ARTICLE 6—VESTING
ARTICLE 7—PAYMENTS
ARTICLE 8—PLAN ADMINISTRATOR
ARTICLE 9—AMENDMENT AND TERMINATION
ARTICLE 10—MISCELLANEOUS